Exhibit 99.1

Kellogg Company
Financial News Release

Analyst Contact:
John Renwick, CFA (269) 961-9050
Jamie Duies, CFA (269) 961-2486

Media Contact:
Kris Bahner (269) 961-3799

Kellogg Company Reports Third Quarter 2020 Results, Again Raises Full-Year Outlook
BATTLE CREEK, Mich. - October 29, 2020 - Kellogg Company (NYSE: K) today announced third quarter 2020 results and raised its full-year financial guidance.
Third Quarter Highlights:
•During the global COVID-19 pandemic and unprecedented operating environment, Kellogg continues to execute well against its priorities of ensuring our employees' health and safety, supplying food to the marketplace, and aiding our communities.

•Net sales growth was led by emerging markets and better-than-category consumption growth in key developed markets.

•Significant increases in brand investment around the world were aimed at further strengthening competitive positions.

•Strong cash generation enabled the Company to continue to enhance financial flexibility.

•Better-than-expected results in the third quarter prompted the Company to again increase its full-year financial outlook.

"I'm proud of the way our organization has come together to manage through these trying times," said Steve Cahillane, Kellogg Company’s Chairman and Chief Executive Officer. "We're taking the extra steps to keep each other safe, supply the market with our foods, and support our communities in a time of need."

Mr. Cahillane added, "Amidst an uncertain business environment, our strong planning and execution drove better-than-expected financial results and solid in-market performance across all four of our regions in the third quarter. Accordingly, we are raising our full-year outlook for all key financial guidance metrics, even as we increase investment for the future."

Guidance and goals expressed in this press release are on a currency-neutral basis, and adjusted to exclude restructuring charges, mark-to-market adjustments of pensions (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded) and various financial instruments, and other costs impacting comparability. Organic basis also excludes acquisitions, divestitures, and differences in shipping days. Expected net sales, margins, operating profit, and earnings per share are provided on a non-GAAP basis only because certain information necessary to calculate such measures on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company. Please refer to the "Non-GAAP Financial Measures" section included later in this press release for a further discussion of our use of non-GAAP measures, including quantification of known expected adjustment items. The company will use the term "low single digit" to refer to percent changes of up to 3%, "mid single-digit" to refer to percent changes between 4% and 6%, "high single-digit" to refer to percent changes between 7% up to 10%, and "double-digit" to refer to percent changes of 10% or more.

Financial Summary:	Quarter ended			Year-to-date period ended
(millions, except per share data)	September 26, 2020	September 28, 2019	% Change	September 26, 2020	September 28, 2019	% Change
Reported Net Sales	$3,429	$3,372	1.7%	$10,306	$10,355	(0.5)%
Organic Net Sales *	$3,466	$3,317	4.5%	$10,499	$9,794	7.2%

Reported Operating Profit	$411	$263	55.9%	$1,376	$1,041	32.1%
Adjusted Operating Profit *	$400	$444	(9.7)%	$1,401	$1,361	2.9%
Currency-Neutral Adjusted Operating Profit *	$403	$444	(9.1)%	$1,421	$1,361	4.4%

Reported Diluted Earnings Per Share	$1.01	$0.72	40.3%	$3.03	$2.38	27.3%
Adjusted Diluted Earnings Per Share *	$0.91	$1.03	(11.7)%	$3.13	$3.03	3.3%
Currency-Neutral Adjusted Diluted Earnings Per Share *	$0.91	$1.03	(11.7)%	$3.17	$3.03	4.6%
* Non-GAAP financial measure. See "Non-GAAP Financial Measures" section and "Reconciliation of Non-GAAP Amounts" tables within this release for important information regarding these measures.
Third Quarter Consolidated Results
    Kellogg’s third quarter 2020 GAAP (or "reported") net sales increased nearly 2% year on year, as the absence of approximately one month of results from businesses divested last year and adverse foreign currency translation were more than offset by strong organic growth in the remaining businesses. As the COVID-19 pandemic continued throughout the third quarter, demand for packaged foods for at-home consumption remained elevated, albeit moderating from the previous quarter. This again drove higher sales of the Company's products in retail channels which along with strong growth in emerging markets, more than offset a decline in foods sold in away-from-home channels. On an organic basis, which excludes the impact of divestiture and currency, the Company's net sales increased by nearly 5%.
Through the first nine months, reported net sales decreased by less than 1% largely due to the absence of results from the businesses divested in July, 2019, and adverse currency translation which adversely impacted net sales growth by nearly 6% and 2%, respectively. On an organic basis, which excludes the impact of the divestiture and currency, net sales increased by 7%, as at-home demand remained elevated during the COVID-19 pandemic, more than offsetting a related decline in away-from-home food sales.
Reported operating profit in the third quarter increased by approximately 56% versus the year-ago quarter primarily due to substantially lower one-time charges. On an adjusted basis, operating profit declined by 10% as higher net sales and gross profit were more than offset by increased advertising and consumer promotion investment, higher performance-based compensation, the absence of one month of results from businesses divested last year, and adverse currency translation. Excluding currency translation, adjusted operating profit declined by approximately 9%.
Through the first nine months, reported operating profit increased by 32% primarily due to lower one-time charges. On an adjusted basis, operating profit increased by 3% as operating leverage from higher sales volume more than offset the absence of results from the divested businesses and adverse currency translation. On a currency-neutral basis, adjusted operating profit increased over 4%.
    Reported earnings per share increased by approximately 40% from the prior-year quarter due to the higher reported operating profit and a lower reported effective tax rate. On an adjusted and currency-neutral adjusted basis, earnings per share decreased by approximately 12% as increased advertising and consumer promotion, higher performance-based compensation, and a higher adjusted effective tax rate more than offset lower interest expense and higher other income.
Through the first nine months, reported earnings per share increased by over 27% primarily due to lower one-time charges. On an adjusted basis, earnings per share improved 3% as operating leverage from higher sales volume that more than offset the absence of results from the divested businesses and adverse currency translation. On a currency-neutral basis, adjusted earnings per share increased by nearly 5%.
    Year-to-date net cash provided by operating activities was $1,593 million, increasing significantly year on year due to higher net income, and reduced cash outlays for restructurings. Year-to-date capital expenditure decreased year on year, reflecting delays due to the pandemic. As a result, cash flow, defined as net cash provided by operating activities less capital expenditure, was $1,267 million through the end of the third quarter, up significantly year on year.

Third Quarter Business Performance
Please refer to the segment tables in the back of this document.
    To ensure the health and well being of employees during the pandemic, Kellogg Company has invested in overtime pay and in safety and sanitation supplies and protocols in manufacturing facilities, distribution centers, and across the sales organization, while continuing travel and meetings restrictions. To keep up with the increased demand for its products amidst stay-at-home guidelines around the world, the Company has increased production, focusing on fewer items, and investing in its employees, warehousing labor, and transportation capacity. And, in support of the Company's commitment to support its communities through the pandemic, the Company and its charitable funds have now donated significant amounts of cash and food since the crisis began.
During the third quarter, Kellogg Company continued to execute well in this uncertain environment. Demand for foods consumed at home remained elevated, albeit moderating from the previous quarter. Kellogg sales through retail channels remained strong, including significant growth in e-commerce, while away-from-home channels continued to decline. Kellogg brands outpaced many of their categories in key developed markets, while growth was better than expected in emerging markets, despite challenging conditions. Investing for the future, the Company increased its advertising and consumer promotion at a double-digit rate, with increases in all four regions. With the strong year-to-date cash flow, the company has improved its financial flexibility, by reducing its net debt and maintaining ample access to liquidity.
Kellogg North America’s reported net sales in the third quarter were flat as the absence of one month of results of businesses divested in late July, 2019, was partially offset by strong growth in the remaining businesses. On an organic basis, net sales grew approximately 3% with growth in cereal, snacks, and frozen foods. In the U.S., Kellogg gained share in five of its six primary categories. Kellogg North America's reported operating profit increased 54% primarily due to a a lack of one-time charges. On a currency-neutral adjusted basis, operating profit declined by 9% on a significant increase in advertising and consumer promotion spending as well as incremental COVID-related expenses and the absence of results from businesses divested in July, 2019.
    Kellogg Europe recorded a 5% increase in reported net sales, which included favorable currency translation of approximately 4%. On an organic basis, net sales increased by approximately 1% as growth in cereal and Pringles was partially offset by a decline in portable wholesome snacks, related to reduced demand for on-the-go foods and pack-formats during the pandemic. Kellogg cereal gained share across key markets, and Pringles held share in Europe, led by a notable share gain in the U.K. Kellogg Europe's operating profit declined 9% on a reported basis, primarily due to a significant increase in advertising and consumer promotion as well as incremental COVID-related expenses. On a currency-neutral adjusted basis, operating profit declined by approximately 13%.

Kellogg Latin America's reported net sales declined 3%, due to negative currency translation of 16% as currencies in the region declined sharply versus the U.S. dollar. On an organic basis, net sales increased 13%, as cereal demand across the region remained elevated in modern-trade channels while snacks' growth improved, especially in Brazil where local production and a new distributor are benefiting Pringles. Reported operating profit increased by 34% year on year, in part due to a lack of one-time charges in this year's quarter compared to last year. On an adjusted and currency-neutral adjusted basis, operating profit increased by approximately 13% and 30%, respectively, as higher advertising and consumer promotion investments were more than offset by higher sales and the lapping of costs last year related to distributor transitions and plant start-ups.

    Kellogg Asia Pacific, Middle East and Africa ("AMEA") reported net sales increased by 7%, which included negative currency translation of over 3% and broad-based growth with growth in Australia, Asia, Africa, and the Middle East, as well as across cereal, snacks, and noodles. On an organic basis, net sales increased by nearly 11% year on year. This organic growth was broad-based, Kellogg cereal outpaced strong category growth in key markets across the region. Reported operating profit in the quarter increased 9% as operating leverage from higher sales volume more than offset a significant increase in advertising and consumer promotion. On a currency-neutral adjusted basis, operating profit grew 6%.

Kellogg Raises Full-Year Financial Guidance
Kellogg Company raised its full-year financial guidance on the strength of its third quarter results. Specifically, the Company's revised guidance for the full year is:
•Organic net sales growth is now expected to finish 2020 at approximately 6% year on year, up from previous guidance of approximately 5%.

•Currency-neutral adjusted operating profit growth is now projected to grow approximately 2% year on year, an improvement from previous guidance of a decline of approximately (1)%, and still weighed down by the absence of businesses divested in July, 2019.

•Currency-neutral adjusted earnings per share for the full year is now estimated to increase by approximately 2% year on year, an improvement from previous guidance of a decline of about (1)%, and still weighed down by the absence of businesses divested in July, 2019.

•Net cash provided by operating activities is now expected to finish 2020 at $1.8 to $1.9 billion, well above the previous guidance range of $1.5-1.6 billion, with capital expenditure of approximately $0.5 billion. As a result, cash flow is now expected to finish 2020 at $1.3 to $1.4 billion, a significant improvement from the previous guidance of approximately $1.0 billion.

Excluded from this guidance are any significant supply chain or other prolonged market disruptions related to the pandemic or global economy.

Conference Call / Webcast
    Kellogg will host a conference call to discuss results and outlook on Thursday, October 29, 2020 at 9:30 a.m. Eastern Time. The conference call and accompanying presentation slides will be webcast live over the Internet at http://investor.kelloggs.com. Information regarding the rebroadcast is available at http://investor.kelloggs.com.

About Kellogg Company
    At Kellogg Company (NYSE: K), we strive to enrich and delight the world through foods and brands that matter. Our beloved brands include Pringles®, Cheez-It®, Special K®, Kellogg's Frosted Flakes®, Pop-Tarts®, Kellogg's Corn Flakes®, Rice Krispies®, Eggo®, Mini-Wheats®, Kashi®, RXBAR® and more. Net sales in 2019 were approximately $13.6 billion, comprised principally of snacks and convenience foods like cereal and frozen foods. Kellogg brands are beloved in markets around the world. We are also a company with Heart & Soul, committed to creating Better Days for 3 billion people by the end of 2030 through our Kellogg’s® Better Days global purpose platform. Visit www.KelloggCompany.com or www.OpenforBreakfast.com.

Non-GAAP Financial Measures
    This filing includes non-GAAP financial measures that we provide to management and investors that exclude certain items that we do not consider part of on-going operations. Items excluded from our non-GAAP financial measures are discussed in the "Significant items impacting comparability" section of this filing. Our management team consistently utilizes a combination of GAAP and non-GAAP financial measures to evaluate business results, to make decisions regarding the future direction of our business, and for resource allocation decisions, including incentive compensation. As a result, we believe the presentation of both GAAP and non-GAAP financial measures provides investors with increased transparency into financial measures used by our management team and improves investors’ understanding of our underlying operating performance and in their analysis of ongoing operating trends. All historic non-GAAP financial measures have been reconciled with the most directly comparable GAAP financial measures.

    Non-GAAP financial measures used include currency-neutral and organic net sales, adjusted and currency-neutral adjusted operating profit, adjusted and currency-neutral adjusted diluted EPS, currency-neutral adjusted gross profit, currency-neutral adjusted gross margin, adjusted other income (expense), adjusted effective income tax rate, net debt and cash flow. We determine currency-neutral results by dividing or multiplying, as appropriate, the current-period local currency operating results by the currency exchange rates used to translate our financial statements in the comparable prior-year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period. These non-GAAP financial measures may not be comparable to similar measures used by other companies.

•Currency-neutral net sales and organic net sales: We adjust the GAAP financial measure to exclude the impact of foreign currency, resulting in currency-neutral net sales. In addition, we exclude the impact of acquisitions, divestitures, foreign currency, and differences in shipping days resulting in organic net sales. We excluded the items which we believe may obscure trends in our underlying net sales performance. By providing these non-GAAP net sales measures, management intends to provide investors with a meaningful, consistent comparison of net sales performance for the Company and each of our reportable segments for the periods presented. Management uses these non-GAAP measures to evaluate the effectiveness of initiatives behind net sales growth, pricing realization, and the impact of mix on our business results. These non-GAAP measures are also used to make decisions regarding the future direction of our business, and for resource allocation decisions.
•Adjusted: operating profit and diluted EPS: We adjust the GAAP financial measures to exclude the effect of restructuring programs, mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodities and certain foreign currency contracts, multi-employer pension plan withdrawal liabilities, the gain on the divestiture of our cookies, fruit snacks, pie crusts, and ice cream cone businesses, and other costs impacting comparability resulting in adjusted. We excluded the items which we believe may obscure trends in our underlying profitability. By providing these non-GAAP profitability measures, management intends to provide investors with a meaningful, consistent comparison of the Company's profitability measures for the periods presented. Management uses these non-GAAP financial measures to evaluate the effectiveness of initiatives intended to improve profitability, as well as to evaluate the impacts of inflationary pressures and decisions to invest in new initiatives within each of our segments.
•Currency-neutral adjusted: gross profit, gross margin, operating profit, and diluted EPS: We adjust the GAAP financial measures to exclude the effect of restructuring programs, mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodities and certain foreign currency contracts, multi-employer pension plan withdrawal liabilities, the gain on the divestiture of our cookies, fruit snacks, pie crusts, and ice cream cone businesses, other costs impacting comparability, and foreign currency, resulting in currency-neutral adjusted. We excluded the items which we believe may obscure trends in our underlying profitability. By providing these non-GAAP profitability measures, management intends to provide investors with a meaningful, consistent comparison of the Company's profitability measures for the periods presented. Management uses these non-GAAP financial measures to evaluate the effectiveness of initiatives intended to improve profitability, as well as to evaluate the impacts of inflationary pressures and decisions to invest in new initiatives within each of our segments.
•Adjusted effective income tax rate: We adjust the GAAP financial measures to exclude the effect of restructuring programs, mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodities and certain foreign currency contracts, multi-employer pension plan withdrawal liabilities, the gain on the divestiture of our selected cookies, fruit snacks, pie crusts, and ice cream cone businesses, and other costs impacting comparability. In addition, we have excluded an adjustment for the reversal of a liability for uncertain tax positions, resulting from the finalization of a tax examination. The liability was related to the Company's estimate of the transition tax liability in conjunction with the finalization of accounting under Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act. We excluded the items which we believe may obscure trends in our pre-tax income and the related tax effect of those items on our adjusted effective income tax rate. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company's effective tax rate, excluding the pre-tax income and tax effect of the items noted above, for the periods presented. Management uses this non-GAAP measure to monitor the effectiveness of initiatives in place to optimize our global tax rate.
•Net debt: Defined as the sum of long-term debt, current maturities of long-term debt and notes payable, less cash and cash equivalents and marketable securities. With respect to net debt, cash and cash equivalents, and marketable securities are subtracted from the GAAP measure, total debt liabilities, because they could be used to reduce the Company’s debt obligations. Company management and investors use this non-GAAP measure to evaluate changes to the Company's capital structure and credit quality assessment.
•Cash flow: Defined as net cash provided by operating activities reduced by expenditures for property additions. Cash flow does not represent the residual cash flow available for discretionary expenditures. We use this non-GAAP financial measure of cash flow to focus management and investors on the amount of cash available for debt repayment, dividend distributions, acquisition opportunities, and share repurchases once all of the Company’s business needs and obligations are met. Additionally, certain performance-based compensation includes a component of this non-GAAP measure.
    These measures have not been calculated in accordance with GAAP and should not be viewed as a substitute for GAAP reporting measures.

    Forward-looking guidance for organic net sales, currency-neutral adjusted operating profit, currency-neutral diluted EPS, and cash flow is included in this press release. Guidance for organic net sales excludes the impact of foreign currency translation, acquisitions, divestitures, and differences in shipping days. Guidance for operating profit excludes the impact of costs related to restructuring programs, mark-to-market adjustments (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), multi-employer pension plan withdrawal liabilities, and other items that could affect comparability, and foreign currency translation. Guidance for earnings per share excludes the impact of costs related to restructuring programs, mark-to-market adjustments (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), multi-employer pension plan withdrawal liabilities, the gain on the divestiture of selected cookies fruit snacks, pie crusts, and ice cream cone businesses, and other items that could affect comparability, and foreign currency translation. We have provided these non-GAAP measures for future guidance for the same reasons that were outlined above for historical non-GAAP measures.

    We are unable to reasonably estimate the potential full-year financial impact of mark-to-market adjustments because these impacts are dependent on future changes in market conditions (interest rates, return on assets, and commodity prices). Similarly, because of volatility in foreign exchange rates and shifts in country mix of our international earnings, we are unable to reasonably estimate the potential full-year financial impact of foreign currency translation.

    As a result, these impacts are not included in the guidance provided. Therefore, we are unable to provide a full reconciliation of these non-GAAP measures used in our guidance without unreasonable effort as certain information necessary to calculate such measure on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company.

    See the table below that outlines the projected impact of certain other items that are excluded from non-GAAP guidance for 2020:

Impact of certain items excluded from Non-GAAP guidance:	Net Sales	Operating Profit	Earnings Per Share
Business and portfolio realignment (pre-tax)		~$40-$50M	~$0.12-$0.15
Income tax impact applicable to adjustments, net**			~$0.02-$0.03
U.S. Tax Reform			~$0.09
Currency-neutral adjusted guidance*	~3-4%	~2%	~2%
Absence of results from divested businesses	~4%
53rd Week	(1)-(2)%
Organic guidance*	~6%
* 2020 full year guidance for net sales, operating profit, and earnings per share are provided on a non-GAAP basis only because certain information necessary to calculate such measures on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company. These items for 2020 include impacts of mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodities and certain foreign currency contracts. The Company is providing quantification of known adjustment items where available.

** Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.

Reconciliation of Non-GAAP amounts - Cash Flow Guidance
(billions)
Full Year 2020
Net cash provided by (used in) operating activities	~$1.8-1.9
Additions to properties	~$(0.5)
Cash Flow	~$1.3-1.4

Forward-Looking Statements Disclosure
    This news release contains, or incorporates by reference, “forward-looking statements” with projections concerning, among other things, the Company’s restructuring programs, the integration of acquired businesses, the Company’s strategy, and the Company’s sales, earnings, margin, operating profit, costs and expenditures, interest expense, tax rate, capital expenditure, dividends, cash flow, debt reduction, share repurchases, costs, charges, rates of return, brand building, return on invested capital (ROIC), working capital, growth, new products, innovation, cost reduction projects, workforce reductions, savings, and competitive pressures. Forward looking statements include predictions of future results or activities and may contain the words “expects,” “believes,” “should,” “will,” “anticipates,” “projects,” “estimates,” “implies,” “can,” or words or phrases of similar meaning. The Company’s actual results or activities may differ materially from these predictions.

The Company's future results could be affected by a variety of other factors, including uncertainty of the magnitude, duration, geographic reach, impact on the global economy and current and potential travel restrictions of the COVID-19 outbreak, the current, and uncertain future, impact of the COVID-19 outbreak on our business, growth, reputation, prospects, financial condition, operating results (including components of our financial results), and cash flows and liquidity, the expected benefits and costs of the divestiture of selected cookies, fruit and fruit flavored-snacks, pie crusts, and ice-cream cones businesses of the Company, the risk that disruptions from the divestiture will divert management's focus or harm the Company’s business, risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects, risks associated with the Company’s provision of transition services to the divested businesses post-closing, the ability to implement restructurings as planned, whether the expected amount of costs associated with restructurings will differ from forecasts, whether the Company will be able to realize the anticipated benefits from restructurings in the amounts and times expected, the ability to realize the anticipated benefits and synergies from business acquisitions in the amounts and at the times expected, the impact of competitive conditions, the effectiveness of pricing, advertising, and promotional programs; the success of innovation, renovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles, the success of productivity improvements and business transitions, commodity and energy prices, transportation costs, labor costs, disruptions or inefficiencies in supply chain, the availability of and interest rates on short-term and long-term financing, actual market performance of benefit plan trust investments, the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses, and other general and administrative costs, changes in consumer behavior and preferences, the effect of U.S. and foreign economic conditions on items such as interest rates, statutory tax rates, currency conversion and availability, legal and regulatory factors including changes in food safety, advertising and labeling laws and regulations, the ultimate impact of product recalls; business disruption or other losses from war, terrorist acts or political unrest; and other items.

Additional information concerning these and other factors can be found in the Company's filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.
Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update them publicly.
[Kellogg Company Financial News]

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME
(millions, except per share data)

	Quarter ended		Year-to-date period ended
(Results are unaudited)	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Net sales	$3,429	$3,372	$10,306	$10,355
Cost of goods sold	2,228	2,372	6,764	7,062
Selling, general and administrative expense	790	737	2,166	2,252
Operating profit	411	263	1,376	1,041
Interest expense	63	72	196	221
Other income (expense), net	70	150	151	247
Income before income taxes	418	341	1,331	1,067
Income taxes	65	91	268	237
Earnings (loss) from unconsolidated entities	(1)	(2)	(7)	(5)
Net income	352	248	1,056	825
Net income attributable to noncontrolling interests	4	1	10	10
Net income attributable to Kellogg Company	$348	$247	$1,046	$815
Per share amounts:
Basic earnings	$1.02	$0.73	$3.05	$2.39
Diluted earnings	$1.01	$0.72	$3.03	$2.38
Average shares outstanding:
Basic	343	341	343	341
Diluted	346	342	345	342
Actual shares outstanding at period end			344	341

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(millions)

	Year-to-date period ended
(unaudited)	September 26, 2020	September 28, 2019
Operating activities
Net income	$1,056	$825
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	355	360
Postretirement benefit plan expense (benefit)	(113)	(158)
Deferred income taxes	57	(206)
Stock compensation	55	42
Multi-employer pension plan exit liability	(5)	132
Other	(34)	(70)
Postretirement benefit plan contributions	(19)	(19)
Changes in operating assets and liabilities, net of acquisitions:
Trade receivables	(113)	(253)
Inventories	(57)	16
Accounts payable	108	—
All other current assets and liabilities	303	256
Net cash provided by (used in) operating activities	1,593	925
Investing activities
Additions to properties	(326)	(436)
Purchase of marketable securities	(250)	—
Acquisitions, net of cash acquired	—	(8)
Acquisition of cost method investments	(4)	—
Divestiture	—	1,332
Purchases of available for sale securities	(75)	(18)
Sales of available for sale securities	13	83
Other	(7)	(22)
Net cash provided by (used in) investing activities	(649)	931
Financing activities
Net issuances (reductions) of notes payable	9	9
Issuances of long-term debt	554	40
Reductions of long-term debt	(45)	(1,000)
Debt redemption costs	—	(17)
Net issuances of common stock	105	40
Common stock repurchases	—	(220)
Cash dividends	(586)	(574)
Collateral received on derivative instruments	(14)	—
Other	(2)	(9)
Net cash provided by (used in) financing activities	21	(1,731)
Effect of exchange rate changes on cash and cash equivalents	(33)	7
Increase (decrease) in cash and cash equivalents	932	132
Cash and cash equivalents at beginning of period	397	321
Cash and cash equivalents at end of period	$1,329	$453

Kellogg Company and Subsidiaries
CONSOLIDATED BALANCE SHEET
(millions, except per share data)

	September 26, 2020	December 28, 2019
	(unaudited)	*
Current assets
Cash and cash equivalents	$1,329	$397
Marketable securities	250	—
Accounts receivable, net	1,626	1,576
Inventories	1,263	1,226
Other current assets	285	232
Total current assets	4,753	3,431
Property, net	3,484	3,612
Operating lease right-of-use assets	657	541
Goodwill	5,780	5,861
Other intangibles, net	2,498	2,576
Investments in unconsolidated entities	398	404
Other assets	1,352	1,139
Total assets	$18,922	$17,564
Current liabilities
Current maturities of long-term debt	$1,417	$620
Notes payable	116	107
Accounts payable	2,449	2,387
Current operating lease liabilities	120	114
Accrued advertising and promotion	807	641
Other current liabilities	1,125	909
Total current liabilities	6,034	4,778
Long-term debt	7,000	7,195
Operating lease liabilities	523	433
Deferred income taxes	587	596
Pension liability	672	705
Other liabilities	520	543
Commitments and contingencies
Equity
Common stock, $.25 par value	105	105
Capital in excess of par value	948	921
Retained earnings	8,318	7,859
Treasury stock, at cost	(4,570)	(4,690)
Accumulated other comprehensive income (loss)	(1,757)	(1,448)
Total Kellogg Company equity	3,044	2,747
Noncontrolling interests	542	567
Total equity	3,586	3,314
Total liabilities and equity	$18,922	$17,564
 * Condensed from audited financial statements.

Kellogg Company and Subsidiaries
Adjustments to Reconcile Reported Results to Currency-Neutral Adjusted Results
(millions, except per share data)

	Quarter ended September 26, 2020
(Results are unaudited)	Cost of goods sold	Selling, general and administrative expense	Operating profit	Other income (expense)	Income taxes	Net income (loss) attributable to Kellogg	Per share amount: Diluted
Mark-to-market (pre-tax)	$(11)	$1	$10	$(7)	$—	$3	$0.01
Income tax impact applicable to adjustments, net*	—	—	—	—	1	(1)	—
U.S. Tax Reform	—	—	—	—	(32)	32	0.09
Foreign currency impact	(28)	(7)	(3)	(1)	(2)	(2)	—
Adjustments to adjusted basis	$(39)	$(5)	$8	$(8)	$(34)	$33	$0.10

	Quarter ended September 28, 2019
(Results are unaudited)	Cost of goods sold	Selling, general and administrative expense	Operating profit	Other income (expense)	Income taxes	Net income (loss) attributable to Kellogg	Per share amount: Diluted
Mark-to-market (pre-tax)	$12	$(1)	$(11)	$32	$—	$21	$0.06
Project K (pre-tax)	13	2	(15)	—	—	(15)	(0.04)
Brexit impacts (pre-tax)	1	—	(1)	—	—	(1)	—
Business and portfolio realignment (pre-tax)	3	18	(21)	—	—	(21)	(0.06)
Multi-employer pension plan withdrawal (pre-tax)	132	—	(132)	—	—	(132)	(0.39)
Gain on divestiture (pre-tax)	—	—	—	55	—	55	0.16
Income tax impact applicable to adjustments, net*	—	—	—	—	13	(13)	(0.04)
Adjustments to adjusted basis	$162	$19	$(180)	$87	$13	$(107)	$(0.31)
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.
*Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.

Kellogg Company and Subsidiaries
Adjustments to Reconcile Reported Results to Currency-Neutral Adjusted Results
(millions, except per share data)

	Year-to-date period ended September 26, 2020
(Results are unaudited)	Cost of goods sold	Selling, general and administrative expense	Operating profit	Other income (expense)	Income taxes	Net income (loss) attributable to Kellogg	Per share amount: Diluted
Mark-to-market (pre-tax)	$10	$(3)	$(7)	$(64)	$—	$(71)	$(0.21)
Business and portfolio realignment (pre-tax)	4	19	(23)	—	—	(23)	(0.06)
Multi-employer pension plan withdrawal (pre-tax)	(5)	—	5	—	—	5	0.01
Income tax impact applicable to adjustments, net*	—	—	—	—	(22)	22	0.07
U.S. Tax Reform	—	—	—	—	(32)	32	0.09
Foreign currency impact	(134)	(39)	(20)	(1)	(5)	(15)	(0.04)
Adjustments to adjusted basis	$(125)	$(23)	$(45)	$(65)	$(60)	$(49)	$(0.14)

	Year-to-date period ended September 28, 2019
(Results are unaudited)	Cost of goods sold	Selling, general and administrative expense	Operating profit	Other income (expense)	Income taxes	Net income (loss) attributable to Kellogg	Per share amount: Diluted
Mark-to-market (pre-tax)	$7	$—	$(7)	$22	$—	$15	$0.04
Project K (pre-tax)	30	8	(38)	—	—	(38)	(0.11)
Brexit impacts (pre-tax)	7	—	(7)	—	—	(7)	(0.02)
Business and portfolio realignment (pre-tax)	11	124	(135)	—	—	(135)	(0.39)
Multi-employer pension plan withdrawal (pre-tax)	132	—	(132)	—	—	(132)	(0.39)
Gain on divestiture (pre-tax)	—	—	—	55	—	55	0.16
Income tax impact applicable to adjustments, net*	—	—	—	—	(21)	21	0.06
Adjustments to adjusted basis	$188	$132	$(320)	$76	$(21)	$(223)	$(0.65)
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.
*Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Net Sales to Organic Net Sales

Quarter ended September 26, 2020
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported net sales	$2,059	$552	$236	$582	$—	$3,429
Foreign currency impact on total business (inc)/dec	(1)	21	(39)	(18)	—	(37)
Organic net sales	$2,059	$531	$275	$600	$—	$3,466

Quarter ended September 28, 2019
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported net sales	$2,059	$527	$244	$542	$—	$3,372
Divestitures	54	—	1	—	—	55
Organic net sales	$2,005	$527	$242	$542	$—	$3,317

% change - 2020 vs. 2019:
Reported growth	—%	4.7%	(3.0)%	7.3%	—%	1.7%
Foreign currency impact on total business (inc)/dec	—%	4.0%	(16.0)%	(3.4)%	—%	(1.1)%
Currency-neutral growth	—%	0.7%	13.0%	10.7%	—%	2.8%
Divestitures	(2.7)%	—%	(0.4)%	—%	—%	(1.7)%
Organic growth	2.7%	0.7%	13.4%	10.7%	—%	4.5%
Volume (tonnage)	2.2%	(1.6)%	6.8%	7.1%	—%	3.3%
Pricing/mix	0.5%	2.3%	6.6%	3.6%	—%	1.2%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Net Sales to Organic Net Sales

Year-to-date period ended September 26, 2020
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported net sales	$6,323	$1,624	$686	$1,673	$—	$10,306
Foreign currency impact on total business (inc)/dec	(9)	(11)	(107)	(66)	—	(193)
Organic net sales	$6,332	$1,635	$792	$1,739	$—	$10,499

Year-to-date period ended September 28, 2019
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported net sales	$6,496	$1,566	$707	$1,586	$—	$10,355
Divestitures	556	—	6	—	—	562
Organic net sales	$5,940	$1,566	$702	$1,586	$—	$9,794

% change - 2020 vs. 2019:
Reported growth	(2.7)%	3.7%	(3.1)%	5.5%	—%	(0.5)%
Foreign currency impact on total business (inc)/dec	(0.2)%	(0.7)%	(15.1)%	(4.2)%	—%	(1.9)%
Currency-neutral growth	(2.5)%	4.4%	12.0%	9.7%	—%	1.4%
Divestitures	(9.1)%	—%	(0.9)%	—%	—%	(5.8)%
Organic growth	6.6%	4.4%	12.9%	9.7%	—%	7.2%
Volume (tonnage)	6.7%	5.3%	9.4%	8.9%	—%	7.3%
Pricing/mix	(0.1)%	(0.9)%	3.5%	0.8%	—%	(0.1)%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Gross Profit to Currency-Neutral Adjusted Gross Profit

	Quarter ended		Year-to-date period ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Reported gross profit	$1,200	$1,000	$3,542	$3,293
Mark-to-market	11	(12)	(10)	(7)
Project K	—	(13)	—	(30)
Brexit impacts	—	(1)	—	(7)
Business and portfolio realignment	—	(3)	(4)	(11)
Multi-employer pension plan withdrawal	—	(132)	5	(132)
Foreign currency impact	(10)	—	(59)	—
Currency-neutral adjusted gross profit	$1,199	$1,162	3,610	$3,481
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Gross Margin to Currency-Neutral Adjusted Gross Margin

	Quarter ended		Year-to-date period ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Reported gross margin	35.0%	29.7%	34.4%	31.8%
Mark-to-market	0.3%	(0.3)%	(0.1)%	(0.1)%
Project K	—%	(0.4)%	—%	(0.3)%
Brexit impacts	—%	(0.1)%	—%	—%
Business and portfolio realignment	—%	—%	—%	(0.1)%
Multi-employer pension plan withdrawal	—%	(4.0)%	—%	(1.3)%
Foreign currency impact	0.1%	—%	0.1%	—%
Currency-neutral adjusted gross margin	34.6%	34.5%	34.4%	33.6%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Operating Profit to Currency-Neutral Adjusted Operating Profit

Quarter ended September 26, 2020
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported operating profit	$321	$62	$31	$59	$(62)	$411
Mark-to-market	—	—	—	—	10	10
Business and portfolio realignment	—	—	—	—	—	—
Multi-employer pension plan withdrawal	—	—	—	—	—	—
Adjusted operating profit	$321	$62	$31	$59	$(72)	$400
Foreign currency impact	—	2	(5)	(1)	1	(3)
Currency-neutral adjusted operating profit	$321	$60	$36	$59	$(73)	$403

Quarter ended September 28, 2019
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported operating profit	$208	$68	$23	$53	$(89)	$263
Mark-to-market	—	—	—	—	(11)	(11)
Project K	(9)	(1)	(4)	—	—	(15)
Brexit impacts	—	(1)	—	—	—	(1)
Business and portfolio realignment	(2)	1	—	(2)	(18)	(21)
Multi-employer pension plan withdrawal	(132)	—	—	—	—	(132)
Adjusted operating profit	$351	$69	$28	$56	$(61)	$444

% change - 2020 vs. 2019:
Reported growth	54.1%	(8.9)%	34.3%	8.8%	30.8%	55.9%
Mark-to-market	—%	—%	—%	—%	22.2%	10.0%
Project K	6.5%	1.1%	21.3%	—%	0.1%	7.2%
Brexit impacts	—%	1.8%	—%	—%	—%	0.7%
Business and portfolio realignment	1.7%	(2.2)%	0.1%	4.5%	26.4%	9.4%
Multi-employer pension plan withdrawal	54.8%	—%	—%	—%	—%	38.3%
Adjusted growth	(8.9)%	(9.6)%	12.9%	4.3%	(17.9)%	(9.7)%
Foreign currency impact	—%	3.3%	(17.0)%	(1.7)%	1.3%	(0.6)%
Currency-neutral adjusted growth	(8.9)%	(12.9)%	29.9%	6.0%	(19.2)%	(9.1)%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Operating Profit to Currency-Neutral Adjusted Operating Profit

Year-to-date period ended September 26, 2020
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported operating profit	$1,151	$224	$84	$142	$(225)	$1,376
Mark-to-market	—	—	—	—	(7)	(7)
Business and portfolio realignment	1	(3)	(4)	(12)	(4)	(23)
Multi-employer pension plan withdrawal	5	—	—	—	—	5
Adjusted operating profit	$1,145	$227	$88	$155	$(214)	$1,401
Foreign currency impact	(1)	(2)	(12)	(6)	2	(20)
Currency-neutral adjusted operating profit	$1,146	$229	$100	$161	$(216)	$1,421

Year-to-date period ended September 28, 2019
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported operating profit	$910	$164	$61	$145	$(239)	$1,041
Mark-to-market	—	—	—	—	(7)	(7)
Project K	(23)	(2)	(8)	(4)	—	(38)
Brexit impacts	—	(7)	—	—	—	(7)
Business and portfolio realignment	(55)	(35)	(2)	(4)	(39)	(135)
Multi-employer pension plan withdrawal	(132)	—	—	—	—	(132)
Adjusted operating profit	$1,120	$208	$72	$153	$(193)	$1,361

% change - 2020 vs. 2019:
Reported growth	26.5%	36.7%	37.4%	(2.0)%	5.7%	32.1%
Mark-to-market	—%	—%	—%	—%	(0.1)%	0.2%
Project K	3.2%	1.9%	16.8%	2.4%	0.1%	4.6%
Brexit impacts	—%	5.5%	—%	—%	—%	0.8%
Business and portfolio realignment	6.9%	20.4%	(2.6)%	(5.3)%	16.8%	12.1%
Multi-employer pension plan withdrawal	14.2%	—%	—%	—%	—%	11.5%
Adjusted growth	2.2%	8.9%	23.2%	0.9%	(11.1)%	2.9%
Foreign currency impact	(0.1)%	(1.1)%	(17.0)%	(4.0)%	0.8%	(1.5)%
Currency-neutral adjusted growth	2.3%	10.0%	40.2%	4.9%	(11.9)%	4.4%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Income Taxes to Adjusted Income Taxes and Reported Effective Tax Rate to Adjusted Effective Tax Rate

	Quarter ended		Year-to-date period ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Reported income taxes	$65	$91	$268	$237
Mark-to-market	1	5	(19)	3
Project K	—	(4)	—	(8)
Brexit impacts	—	—	—	(1)
Business and portfolio realignment	—	(12)	(4)	(39)
Multi-employer pension plan withdrawal	—	(31)	1	(31)
Gain on divestiture	—	55	—	55
U.S. Tax Reform	(32)	—	(32)	—
Adjusted income taxes	$97	$78	$323	$258
Reported effective tax rate	15.6%	26.7%	20.1%	22.2%
Mark-to-market	—%	—%	(0.3)%	—%
Project K	—%	—%	—%	—%
Brexit impacts	—%	—%	—%	0.1%
Business and portfolio realignment	—%	(1.8)%	—%	(0.7)%
Multi-employer pension plan withdrawal	—%	1.3%	—%	(0.1)%
Gain on divestiture	—%	9.3%	—%	3.3%
U.S. Tax Reform	(7.8)%	—%	(2.3)%	—%
Adjusted effective tax rate	23.3%	17.9%	22.7%	19.6%
Note: Tables may not foot due to rounding
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Diluted Earnings Per Share to Currency-Neutral Adjusted Diluted Earnings Per Share

	Quarter ended		Year-to-date period ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Reported EPS	$1.01	$0.72	$3.03	$2.38
Mark-to-market (pre-tax)	0.01	0.06	(0.21)	0.04
Project K (pre-tax)	—	(0.04)	—	(0.11)
Brexit impacts (pre-tax)	—	—	—	(0.02)
Business and portfolio realignment (pre-tax)	—	(0.06)	(0.06)	(0.39)
Multi-employer pension plan withdrawal (pre-tax)	—	(0.39)	0.01	(0.39)
Gain on divestiture (pre-tax)	—	0.16	—	0.16
Income tax impact applicable to adjustments, net*	—	(0.04)	0.07	0.06
U.S. Tax Reform	0.09	—	0.09	—
Adjusted EPS	$0.91	$1.03	$3.13	$3.03
Foreign currency impact	—	—	(0.04)	—
Currency-neutral adjusted EPS	$0.91	$1.03	$3.17	$3.03
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.
*Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Net Sales Growth to Currency-Neutral Net Sales Growth
North America

Net sales % change - third quarter 2020 vs. 2019:
North America	Reported Net Sales	Foreign Currency	Currency-Neutral Net Sales	Divestitures	Organic Net Sales
Snacks	(2.0)%	—%	(2.0)%	(5.6)%	3.6%
Cereal	0.5%	(0.1)%	0.6%	—%	0.6%
Frozen	7.3%	(0.1)%	7.4%	—%	7.4%

Net sales % change - third quarter year-to-date 2020 vs. 2019:
North America	Reported Net Sales	Foreign Currency	Currency-Neutral Net Sales	Divestitures	Organic Net Sales
Snacks	(11.1)%	(0.1)%	(11.0)%	(17.7)%	6.7%
Cereal	9.1%	(0.3)%	9.4%	—%	9.4%
Frozen	8.8%	(0.1)%	8.9%	—%	8.9%

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Net Debt

(millions, unaudited)	September 26, 2020	September 28, 2019	September 29, 2018
Notes payable	$116	$185	$202
Current maturities of long-term debt	1,417	6	6
Long-term debt	7,000	7,683	8,715
Total debt liabilities	8,533	7,874	8,923
Less:
Cash and cash equivalents	(1,329)	(453)	(309)
Marketable securities	(250)	—	—
Net debt	$6,954	$7,421	$8,614

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Cash Flow to Kellogg Defined Cash Flow

	Year-to-date period ended
(millions, unaudited)	September 26, 2020	September 28, 2019	September 29, 2018
Operating activities
Net Income	$1,056	$825	$1,426
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	355	360	374
Postretirement benefit plan expense (benefit)	(113)	(158)	(188)
Deferred income taxes	57	(206)	99
Stock compensation	55	42	42
Multi-employer pension plan exit liability	(5)	132	—
Gain from unconsolidated entities, net	—	—	(200)
Other	(34)	(70)	(91)
Postretirement benefit plan contributions	(19)	(19)	(279)
Changes in operating assets and liabilities, net of acquisitions:
Trade receivables	(113)	(253)	(139)
Inventories	(57)	16	(67)
Accounts payable	108	—	103
All other current assets and liabilities	303	256	(154)

Net cash provided by (used in) operating activities	1,593	925	926
Less:
Additions to properties	(326)	(436)	(389)
Cash flow (operating cash flow less property additions) (a)	$1,267	$489	$537
(a) Cash flow is defined as net cash provided by operating activities less capital expenditures. We use this non-GAAP financial measure to focus management and investors on the amount of cash available for debt repayment, dividend distributions, acquisition opportunities and share repurchase.

Significant items impacting comparability

Mark-to-market accounting for pension plans, commodities and certain foreign currency contracts
We recognize mark-to-market adjustments for pension plans, commodity contracts, and certain foreign currency contracts as incurred. Actuarial gains/losses for pension plans are recognized in the year they occur. Changes between contract and market prices for commodities contracts and certain foreign currency contracts result in gains/losses that are recognized in the quarter they occur. We recorded a pre-tax mark-to-market benefit of $3 million and pre-tax mark-to-market expense of $71 million for the quarter and year-to date periods ended September 26, 2020, respectively. Included within the aforementioned was a pre-tax mark-to-market expense for pension plans of $7 million and $64 million for the quarter and year-to-date periods ended September 26, 2020, respectively. Additionally, we recorded a pre-tax mark-to-market benefit of $21 million and $15 million for the quarter and year-to-date periods ended September 28, 2019, respectively. Included within the aforementioned was a pre-tax mark-to-market benefit for pension plans of $32 million and $22 million for the quarter and year-to-date periods ended September 28, 2019, respectively.

Project K
In 2019, the Company completed implementation of all Project K initiatives. We recorded pre-tax charges related to this program of $15 million and $38 million for the quarter and year-to-date periods ended September 28, 2019, respectively.

Brexit impacts
During 2019, with the uncertainty of the United Kingdom's (U.K.) exit from the European Union (EU), commonly referred to as Brexit, we incurred certain costs to proactively prepare for the potential adverse impacts, such as delays at ports of entry and departure. As a result, we incurred pre-tax charges of $1 million and $7 million for the quarter and year-to-date periods ended September 28, 2019, respectively.

Business and portfolio realignment
One-time costs related to reorganizations in support of our Deploy for Growth priorities and a reshaped portfolio; investments in enhancing capabilities prioritized by our Deploy for Growth strategy; and completed and prospective divestitures and acquisitions, including the divestiture of our cookies, fruit snacks, pie crusts, and ice-cream cone businesses. As a result, we incurred pre-tax charges, primarily related to reorganizations, of $23 million for the year-to-date period ended September 26, 2020. We also recorded pre-tax charges of $21 million and $135 million for the quarter and year-to-date periods ended September 28, 2019, respectively.

Multi-employer pension plan withdrawal
During the third quarter of 2019, the Company incurred a pre-tax charge of $132 million due to withdrawing from two multi-employer pension plans. During the second quarter of 2020, the Company recorded a pre-tax gain of approximately $5 million related to the settlement of the multi-employer pension plan withdrawal liability from the prior year.

Divestitures
On July 28, 2019, the Company completed its sale of selected cookies, fruit and fruit-flavored snacks, pie crusts, and ice cream cones businesses to Ferrero for approximately $1.3 billion in cash, subject to a working capital adjustment mechanism. The operating results for these businesses were included primarily in our North America reportable segment, and to a lesser extent, Latin America, prior to the sale. Reported net sales for the divested businesses totaled $55 million and $562 million for the quarter and year-to-date periods ended September 28, 2019, respectively.

U.S. Tax Reform
During the third quarter of 2020, the Company reversed a liability for uncertain tax positions totaling $32 million, related to the finalization of a tax examination. The liability was related to the Company's estimate of the transition tax liability in conjunction with the finalization of accounting under Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act.

Foreign currency translation
We evaluate the operating results of our business on a currency-neutral basis. We determine currency-neutral operating results by dividing or multiplying, as appropriate, the current-period local currency operating results by the currency exchange rates used to translate our financial statements in the comparable prior-year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.